Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-40434, No. 333-52334, and No. 333-98219) of Edwards Lifesciences Corporation of our report dated June 17, 2025, relating to the financial statements and supplementary information of Edwards Lifesciences (Puerto Rico) Corporation Retirement Savings Plan (the "Plan") appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2024.

/s/ BDO USA, P.C.
Costa Mesa, California
June 17, 2025